Exhibit 10.126

October 31, 2006

Nicholas J. Leb

205 Park York Lane

Cary NC 27519

Re:	Settlement of all Accentia Biopharmaceuticals, Inc and Subsidiary Employment and Compensation Related Matters

Dear Nick:

This Letter Agreement sets forth the terms of a settlement superseding and amending your employment agreement(s) with TEAMM Pharmaceuticals, Inc. and resolving all outstanding issues, compensation, contractual rights and entitlements of any nature including but not limited to rights to severance and other compensation and all other rights or claims arising from all current and past employment agreements and relationships of Nicholas J. Leb (“Employee”) with: (i) TEAMM Pharmaceuticals, Inc.(“TEAMM”), (ii) Accentia Biopharmaceuticals, Inc.(“Accentia”), and (iii) all subsidiaries of Accentia; Accentia, all Accentia Subsidiaries, and TEAMM are collectively referred to at times herein as the “Entities”.

This Letter Agreement resolves and settles all matters relating to the severance of all employment, consulting and other working relationships between Employee and each of the Entities on an amicable basis, so that both Employee and the Entities can look to the future while maintaining a cordial and professional relationship. Until signed by all parties, this letter and the terms stated herein are for settlement discussion purposes only, and cannot be used for any other purpose.

In settlement of any and all outstanding rights, claims or obligations arising from employment, consulting and/or other employment relationships and agreements of Employee with the Entities, Employee and the Entities agree to the following:

1.	Employee’s employment relationship with any and all Entities is terminated effective as of October 31, 2006; Employee agrees to tender written resignation from his employment with TEAMM and Accentia on or before October 31, 2006. Employee shall receive all compensation and benefits called for in his existing Employment Agreement with the Entities through October 31, 2006. By entry into the Letter Agreement Employee and the Entities hereby agree that the terms of Employee’s Second Amended And Restated Executive Employment Agreement entered into as of December 31, 2004 shall be superseded and amended in accordance with the terms set forth herein.

Nicholas J. Leb

2.	A. On behalf of the Entities, Accentia shall pay to Employee the following settlement payment (“Settlement Payment”) in full and complete resolution and settlement of any and all rights, claims and entitlements of any and all description, including but not limited to severance compensation, accrued compensation, deferred compensation, vacation compensation, director compensation or expense reimbursement, expense reimbursement and all other compensation or payment of any nature or description which is owed, claimed or which may be in the future be claimed to be owed to Employee by any of the Entities. The Settlement Payment shall be continuation of Employee’s payment at his current base compensation rate for a period of twelve (12) months, commencing on November 1, 2006 and terminating on October 31, 2007, payable bi-weekly in accordance with the normal Accentia payroll schedule. Accentia shall continue to provide health insurance coverage similar to that provided to Employee while employed by the Entities to Employee for a period of twelve (12) months from the date of termination of employment. There will be no claim for accrued vacations or salary increases made by Employee. Normal FICA and tax withholding will be deducted from the monthly Settlement Payments and only net amounts will be paid to Employee.

B. In consideration of Employee’s agreement to monitor and forward as appropriate any emails, correspondence or communications relating to the Entities which may be directed to Employee through and including November 30, 2006, TEAMM shall allow Employee to retain the laptop computer and cellular telephone provided to Employee by TEAMM and shall transfer ownership of these items to Employee.

3.

All existing Confidentiality Agreements and Inventors Rights Agreements between Employee and each Entity shall remain in full effect during the period that any Severance Compensation is required to be made paid hereunder and shall be enforceable notwithstanding this Letter Agreement or the severance provided for herein. Employee shall treat all information learned during his employment, including but not limited to information relating to the Entities’ business activities, clinical trials, processes and procedures regarding all products owned or being developed by the Entities including, but not limited to, BiovaxID, AutovaxID, SinuNase, MDTurbo, AllerNase and all business relationships with any business or governmental entity including the NCI, any clinical site and any investigator regarding each Entity as proprietary and confidential and not disclose same except with the prior written consent of the Entity. This agreement for Employee to retain all information regarding the Entities confidential shall remain in effect even though the Entities may disclose public information through press releases or filings with the SEC with the requirement that Employee take a “no comment” position on all information regarding the Entities. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to limit or interfere in any way with any party’s ability to confer with legal counsel, to provide truthful testimony pursuant to subpoena or notice of deposition or as otherwise required by law, or to provide information to or otherwise to cooperate with any

Nicholas J. Leb

investigation conducted by any federal, state, or local agency. Entities will agree to waive and release Employee from the provisions of any and all existing non-competition agreements. However, Employee agrees that he shall not solicit existing employees or sales agents of the Entities, nor shall he solicit business from licensees, vendors, product contract partners or strategic partners of the Entities in a manner which could reasonably be expected to result in a detriment to any Entity or to be in competition with any Entity for a period of one year from the date of termination of Employee’s employment with the Entities.

4.	The Employee’s 401(k) account maintained at Morgan Stanley will be disbursed to or for the benefit of Employee in accordance with the provisions of the plan document.

5.	All stock options granted to Employee under the stock option plan of any Entity shall vest on the Severance Date and Employee shall have 90 days following the Severance Date to exercise said Accentia options and 60 days following the effective resignation date as a director of Biovest to exercise said Biovest options. The option shares and other shares in any Entity held by Employee shall not be subject to any company imposed lock-up but all such shares and options of Accentia shall be subject tot the Accentia Insider Trading Policy for six months following the Severance Date. Employee and Accentia agree that Employee has been granted the following options and except for the following options Employee has no right or claim to any options in Accentia, Biovest or any other Entity: (i) 217,511 options in Accentia, 100,000 options in Biovest, no options in TEAMM and no options in any other Entity or subsidiary of any Entity.

6.	The termination of Employee’s employment will be considered to be due to strategic and economic considerations and Entities will provide favorable recommendations, directly through Mr. Alan Pearce, upon request of potential employers.

7.	By entry into this letter-agreement, all parties acknowledge and agree that any and all previous Employment Agreements, save and except Agreements relating to Inventions and Confidentiality Agreements regarding Employee’s employment with any of the Entities will be terminated effective as of October 31, 2006, and will be of no further force or effect.

8.	At Closing Employee shall tender his written resignation as a Director of Biovest International, Inc, with the resignation to be effective on the date accepted by Biovest on or after November 2, 2006. In addition, Employee and the Entities shall exchange mutual general releases. Employee’s Release shall expressly release each of the Entities and all officers and directors of the Entities.

Nicholas J. Leb

9.	Employee shall not make any statement that could reasonably be anticipated to damage the reputation or business of any Entity or any officer or director of any Entity. Likewise, the Entities will not disparage Employee in regard to the performance and all other aspects of the Employment relationship with Employee.

10.	This Agreement shall be governed by and interpreted in light of the laws of the State of Florida.

11.	Both Employee and the Entities agree that the entry into this Letter Agreement and all terms hereof, including without limitation the fact of termination of his employment with the Company shall be maintained as strictly confidential by all parties and shall not be communicated to anyone other than employees in the Entities, the Employee’s immediate family and legal representative until October 31, 2006.

12.	Notices required or permitted to be given pursuant to this Agreement shall be sent via certified RRR or overnight courier, with proof of receipt as follows:

If to the Entities:

Accentia Biopharmaceuticals, Inc.

324 South Hyde Park Avenue

Suite 350

Tampa, FL 33606

Attn: James A. McNulty, C.P.A., Secretary/Treasurer

If to Employee:

Nicholas J. Leb

205 Park York Lane

Cary, NC 27519

13.	This Letter Agreement may be signed in two counterparts, each of which shall constitute an original, but both of which together shall constitute one and the same agreement. However, this document will not be binding on either of the parties until each party has received delivery of an original executed on behalf of each of the parties.

Nicholas J. Leb

In the event that the terms of settlement outlined in this letter meet with your approval, kindly so indicate by signing where indicated below and returning one signed copy of this letter- agreement to my attention. If you should have any questions with regard to this matter, please do not hesitate to contact me.

Very truly yours,

/s/ Frank E. O’Donnell
Frank E. O’Donnell, M.D.

The undersigned has read and understood the terms set forth herein and acknowledges, agrees to and accepts these terms.

/s/ Nicholas J. Leb	Date:	10/31/06
Nicholas J. Leb, Individually